Exhibit 99.1

CONFIDENTIAL

Quiksilver U.S. Launches

Pre-Arranged Chapter 11 Restructuring

With Support of 73% of U.S. Secured Noteholders

Foreign Subsidiaries Unaffected By Chapter 11 Filing

Announces $175 million DIP financing and Plan Sponsor Agreement with affiliates of Oaktree Capital Management, L.P.

HUNTINGTON BEACH, Calif. (September 9, 2015) – Quiksilver, Inc. (NYSE:ZQK) (the “Company”) today announced that it commenced voluntary proceedings for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for its U.S. subsidiaries. The chapter 11 filing, which is supported by 73% of the Company’s senior most class of debt, will facilitate Quiksilver’s financial and operational restructuring, which is designed to restore the Company to long-term financial health.

The Company’s European and Asia-Pacific businesses and operations remain strong and are not part of this filing. Additionally, holders of the Company’s Eurobonds sufficient to waive any technical default arising from the filling have agreed to allow the Company to reorganize its U.S. operations in chapter 11.

Following the filing, Quiksilver will continue to operate in the ordinary course of business as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court. Contemporaneously with the filing, the Company has requested that the Bankruptcy Court approve $175 million in new debtor-in-possession financing (“DIP”) with affiliates of Oaktree Capital Management, L.P. (“Oaktree”) and Bank of America, N.A. The Company anticipates that such financing, in conjunction with other existing sources of liquidity, will be more than sufficient to fund its ongoing operations in the U.S. and abroad. The Company also requested various forms of “first day” relief from the Bankruptcy Court to ease the U.S. subsidiaries’ transition into chapter 11 and protect its stakeholders and customers.

The Plan Sponsor Agreement (“PSA”) with Oaktree provides a comprehensive blueprint for the Company’s emergence from chapter 11 as a going concern pursuant to a plan of reorganization, under which Oaktree has agreed to provide all necessary funding for the chapter 11 process and will convert its substantial debt holdings into a majority of the stock in the reorganized Company on exit. The PSA contains certain conditions, including confirmation of a plan of reorganization by the Bankruptcy Court.

Oaktree is a leader among global investment managers specializing in alternative investments, with over $100 billion in assets under management. The firm, which emphasizes a value-oriented and risk controlled approach to investments, has a proven track record of success assisting companies through the restructuring process and in the action sports industry.

“After careful consideration, we have taken this difficult but necessary step to secure a bright future for Quiksilver,” said Pierre Agnes, Chief Executive Officer of Quiksilver. “With the protections afforded by the Bankruptcy Code and the financing provided by Oaktree, we

CONFIDENTIAL

will not only be able to satisfy our ongoing obligations to customers, vendors and employees, but we will also have the flexibility needed to complete the turnaround of our U.S. operations and re-establish Quiksilver as the leader in the action sports industry. Our fresh capital structure, with a very low level of debt for our industry, will enable us to invest in and reinvigorate our brands and products. We are confident we will emerge a stronger business, better positioned to grow and prosper into the future.”

Agnes continued: “Oaktree’s financial strength and expertise, deep experience working with companies in situations similar to ours, and successful history operating in our industry make them an exceptional partner for us going forward. We value our wholesale customers as well as our vendors and suppliers and appreciate their support through this process. In addition, we thank our passionate and dedicated employees and athletes who remain our greatest assets. Quiksilver is, and as a result of this process will continue to be, an iconic leader in the action sports market.”

In connection with the filing, the Company intends to continue its existing store closing program to rationalize its store base in the Americas. As is customary, it is anticipated that the Bankruptcy Court will consider the Company’s request for “first day” relief promptly. The requested relief includes requests for the authority to make wage and salary payments, continue various benefits for employees, and honor certain customer programs, such as gift cards and returns on merchandise purchased prior to the bankruptcy filing.

Skadden, Arps, Slate, Meagher & Flom LLP is serving as the Company’s legal advisor, FTI Consulting, Inc. as its restructuring advisor, and Peter J. Solomon Company as its investment banker.

The Company indicated that it expects to provide additional details with respect to the chapter 11 filing as soon as they are available. Court filings and other documents related to the reorganization proceedings are available on a separate website administered by the Company’s claims agent, KCC, at http://www.kccllc.net/quiksilver, or www.deb.uscourts.gov, the official Bankruptcy Court website.

About Quiksilver:

Quiksilver, Inc., one of the world’s leading outdoor sports lifestyle companies, designs, produces and distributes branded apparel, footwear and accessories. The Company’s apparel and footwear brands, inspired by a passion for outdoor action sports, represent a casual lifestyle for young-minded people who connect with its boardriding culture and heritage. The Company’s Quiksilver, Roxy, and DC brands have authentic roots and heritage in surf, snow and skate. The Company’s products are sold in more than 100 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders shops and other Company-owned retail stores, other specialty stores, select department stores and through various e-commerce channels. For additional information, please visit our brand websites at www.quiksilver.com, www.roxy.com and www.dcshoes.com.

U.S. Media Contact

Julia Young and Christine Beggan

quiksilver@icrinc.com // +1 203 682 8200

European Media Contact

Marie- Aurélie Duché

Marie-aurelie.duche@quiksilver-europe.com // +33 5 59 51 58 49

CONFIDENTIAL

APAC Media Contact

Tim Duncan

tduncan@hintons.com.au // + 61 3 9600 1979